HS RESOURCES
                             MODERATOR: NICK SUTTON
                                OCTOBER 26, 1999

Operator: Good day, everyone, and welcome to this HS Resources (HSE; http://www.hsresources.com/) third quarter 1999 financial results conference call. Today's call is being recorded. At this time, I would like to turn the call over to the chief executive officer of HS Resources, Mr. Nick Sutton. Please go ahead, sir.

Nick Sutton: Good morning ladies and gentlemen. We appreciate your taking the time to join us at this conference call today where we're going to discuss the third quarter 1999 financial and operating results.

Before we get underway with that, I'm required to read the safe harbor language which you are all very familiar with. In this call, we're going to be discussing several matters which should be considered forward-looking statements under the Federal Securities Laws. This may include statements regarding project plans, capital expenditures, product prices or similar statements. Obviously, actual results may differ from any of our current projections or plans. Additional information concerning the factors that could cause actual results to differ materially from our statements is contained in our report on Form 10-K, filed on March 31, 1999.

So now we can get down to the meat of the presentation. I'd like to say preliminarily that we have, in addition to me, many of the senior managers and key managers of HS Resources on the call from our various offices, and they will be available to answer any questions when we get to the Q&A.

By now you've seen our press release, and I think you will note that we had a very strong quarter. If we look at our production, excluding the Mid-Continent production which was sold on September 1, 1998, we had a 14% increase in our production. Basically, our production over the quarter averaged 199 million cubic feet of gas per day equivalent MMcfe. We went from 16.09 Bcfe in the third quarter of 1998, to 18.33 Bcfe in the third quarter of 1999. The majority of the increase was in natural gas. Our gas production went from 12.52 Bcfe to 14.84 Bcfe. That's an increase of 19% from the comparable prior year period.

As we look at product pricing, I think that's clearly the one item that's made a huge difference over this last year. We've seen both our oil price and our gas price increase rather significantly. For the third quarter, our average oil price was $20.04 per barrel. That's up 53% from $13.07 in the prior period. That $20.04 includes the impact of our product-pricing program.

From a gas price standpoint, we went from a $1.69 per Mcf in the prior period to $2.14 per Mcf, up 27%. That number, too, includes the impact of our gas-hedging program. Looking at it on an Mcfe basis, we increased 32% from $1.80 per Mcfe to $2.37 per Mcfe.


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Obviously, when we look at increased production along with increased product prices, our oil and gas revenues are up significantly. We had $43.5 million of oil and gas revenues for the third quarter 1999. That translates into a very strong net income. We had net income of $4.8 million, or 25 cents per share for the third quarter. Operating cash flow was $24 million. Cash flow per share, fully diluted, was $1.26 a share. EBITDAX was $35 million. So obviously it was a good quarter for us financially.

Next let's look at how we did on a district basis. Our D-J district did a bang-up job, as did our other districts. But one of the reasons I want to focus on the D-J district is that this area contributes a substantial majority of our production at the present time. During the third quarter of 1999, production there was about 176 MMcfe per day. That is up 1% from the comparable prior year period.

In the Gulf Coast, our production went up very dramatically. During the third quarter of 1999, we produced about 23.4 MMcfe per day in the Gulf Coast. That's up over 15-fold from the prior year, and it's up 16% from the prior quarter, the second quarter of 1999.

Operating efficiencies continue to be a focus for us, and you will have noticed by now that translates into very strong results for the third quarter. Our lease operating expenses, on an Mcfe basis, dropped from 43 cents to 37 cents. That's a 13% decline from the prior period. G&A also improved significantly from 12 cents per Mcfe to eight cents per Mcfe. That's a 35% decline.

And we always take a look at it in terms of LOE and G&A together, because it pretty much captures everything, we saw a decrease from 55 cents to 45 cents per Mcfe. That's an 18% decline. We're also happy to note that our DD&A rate went down from 84 cents per Mcfe to 71 cents an Mcfe, a 15% decline. You put all that together, and look at operating cash flow on a per-unit basis, and our operating cash flow went from 75 cents per Mcfe to $1.32 per Mcfe. That's a 76% increase.

To look out into the future, the question always is, what's our outlook for commodity prices? We don't pretend to have a crystal ball, and we take our cues from a number of different sources. But for the moment we'll just focus on our hedging program, combined with where the current strips are. What we see on our gas price for the fourth quarter is a corporate price of $2.84 per Mcf, with 46% hedged at a hedge price of $2.52 per Mcf. As we look out into the first quarter of the year 2000, right now the corporate price would be $3.02, that's 24% hedged at $2.89 at the wellhead. In the second quarter of 2000, our corporate price is $2.47, where we're 15% hedged at $2.49.

Now, if we look at our oil price position for the fourth quarter, we're 72% hedged at a net wellhead price of about $14 per barrel. So, our weighted average oil price would be about $16.25. And we'll remind everyone that we look at hedges as an insurance program. The oil hedge, right now, doesn't look as good as it did a while ago, but we've made a lot of money on that hedge in the first part of the year, and it was the intelligent thing to do. As we look out into the first quarter of 2000 and through the year 2000, our oil hedge position drops off rather dramatically.


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From a seasonal basis, looking at the November to March period, we're about 28%
hedged at an average net wellhead price of $2.88 per Mcf. If you look at the summer months, April-October, we're 18% hedged at a net wellhead price of $2.49. And we're going to continue to layer in hedges as we see the advantage to do so.

We're going to talk a little bit about how each of the districts did operationally, and I want to set the stage in terms of the D-J by going back to something I said before. I noted that the production in the D-J is up 1% from the prior period. The D-J represents about 90% of our production, because the Gulf Coast is coming on strong, and I'll touch on that in a minute.

If we look back a year ago, the D-J represented virtually 100% of our production. As we were able to increase production over time, note that we spent in the four quarters leading up to the third quarter of 1999, approximately $42.7 million dollars in drilling and completion costs. That represents about 30% of our estimated EBITDAX for the current calendar year. So, in other words, we were able to hold 100% of our production flat using just 30% of our EBITDAX. I think that's a pretty strong indicator of the economic success in the D-J, and the magnitude and the benefits of our ongoing consolidation program.

We talk about individual activities. Through the first nine months of 1999, the D-J district completed about 250 different well operations, and we're going to average about 25 to 30 activities per month through the rest of the year.

The J-infill project, which came about largely because of the Amoco transaction, is right on track. During the quarter, we worked on 22 J-infill project wells. Nine of them were new drills and 13 were deepenings. What we're finding as we go forward with this program is that we're continuing to accumulate additional geologic and reservoir engineering data. This added information is going into our models and databases, and is proving extremely valuable in predicting pre-drill reservoir pressure, anticipated productivity and reserves for each completion attempt.

The average J-Sand completion is adding about eight tenths of a Bcfe of reserves (or 800 MMcfe). It's about 650 MMcfe net to the company, and our average initial flow rates are from about 500,000 to 1.5 million cubic feet of gas a day. And a very important number is that, as we have gone forward with our scientific work, as we have refined our frac designs and technology used in these activities, we are getting performance that is roughly 25% better than what we anticipated when we ran our economics on the Amoco purchase. So, we are substantially ahead of what we anticipated when we made that major acquisition at the end of 1997. Historical finding costs for the J-infill on whole have averaged less than 50 cents per Mcfe.

We've talked before about our Codell refrac program. That's continuing to go along very smoothly. During the third quarter we refraced 58 wells, and thus far for this year, the total number is 175, or about 450 refracs from inception to-date for that program. The economics consistently are achieving high rates of return, over 60%, with a finding cost of less that 67 cents per Mcfe. Now when we talk about our economics in these refrac programs, we generally don't


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factor in the impact of tax credits. Many of these are tax credit wells, and we have, through our refrac program, targeted the tax credit wells as primary sectors, or primary groupings. Over a third of the Codell refracs performed this year qualify for this tax credit monetization. As we go into the fourth quarter, we will probably do about 100 refracs.

We're continuing with our Dakota evaluation. We've talked to many of you about that. Essentially what we're doing at the present time is using our J-infill project to deepen into the Dakota, and we've discussed before how efficient this is. In many cases, it's really only about $15,000 of additional cost to go down and take a look. During the third quarter, seven of the 12 wells that we took down to the Dakota established production, and five did not. But to give you an idea of what this could really mean to us, the Cannon Land well averaged 1.3 million cubic feet of gas a day over the first 30 days of production into the pipeline and the Kuersteiner averaged over 300 Mmcf per day for the first 30 days. So, we're getting significant production out of some of these Dakota wells, and perhaps, most importantly, we're continuing to add to our database and the future opportunity there.

If you look at the Gulf Coast, again we were very active in that area. From a production standpoint, I mentioned that we're up over 15-fold from the prior period, and 16% just from second quarter '99 to third quarter '99. During the third quarter, we drilled six wells. Two of them were successful. The Indian Village project area has been very good to us. We had two more successful wells there in the rotated Hackberry trend that we're targeting. These two successful wells were the Rice Acres #1 and the Bel Estate #21-1.

Very preliminary gross reserve estimates on these wells are in the three to five Bcfe range. We had a well called the Walker Properties well drilling at the end of the third quarter, and since that time, it's in the process of being completed and hooked up. So far, we're five-for-five in Indian Village, with average reserves of seven to eight Bcfe per well. We have another three to four locations ready for drilling and we expect some of these are going to come in during the fourth quarter of '99, with the remainder in the first quarter of 2000. We've got an additional six to eight prospects identified that we're going to be further working on as we get additional data from each well that we drill.

Our Big Creek project area was a little bit of a disappointment, although that's not the entire story at this stage. We drilled three wells, which were dry holes. One was a very shallow well on the crest of the salt dome feature. The other two targeted the Yegua, the George Foundation well, and the Lingnau well, were unsuccessful. So what we're doing now is we're taking all the information that we got out of the logs, and that is going to be re-calibrated back into our seismic to further unlock the keys to this project area.

In Devillier we had the Vivian Rogers #1 which targeted the Nodosaria at 9,200 feet. That was a dry hole. In Caney Creek, the Pierce Estate #2 was completed in the Frio, and reserves are estimated at about 2 Bcfe. It's waiting on pipeline hookup. The Pierce Estate #3 was drilling at the end of the quarter. We have another two to three potential location in the Caney Creek project area, and we'll be evaluating those as we incorporate further data.


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If we step back a minute, and just look at where we are from all of our project areas, our interpretation on 3-D seismic is continuing on 18 major project areas. To give you an example; on our Starks project, we have a 41% working interest in an 88 square mile shoot about 10 miles west of Buhler, which was one of our first project areas. Our initial interpretations there show that we've got five very good Hackberry prospects and two good Yegua prospects, plus six to eight prospects which we would call tier two at this stage. We'll look to calibrate those based on the tier one drilling.

On Hathaway we have a 37.5% working interest. That's a 59 square mile shoot, directly east of Indian Village project area. And our preliminary interpretation has been completed, with one very pronounced Hackberry prospect identified, and another four to six leads. We're continuing to work with that.

In addition, during the quarter, we entered into a formal agreement to shoot a minimum of 100 square miles of 3-D, north of the North Gillis project, where we're targeting updip Yegua channel sands. The shooting there's going to begin in the fourth quarter. We've got about a 20% working interest in that project which Cox & Perkins will be operating.

During the third quarter, we had three wells that we're previously completed and brought on line. Noteworthy was the Douget #1 in the Indian Village project area that went on line the second week of September. Is currently producing at about four million a day, and we're going to be stepping that up over time.

Again, as I mentioned earlier, daily production during the quarter was 23.4 MMcfe per day, net to the company. We've got six wells waiting pipeline hookup, and when those are hooked up, we figure that will bring our Gulf Coast production up into the range of 30 MMcfe to 40 MMcfe per day net to the company. We've got another eight to 10 wells that we're expecting to drill in the fourth quarter. Two are currently drilling. And depending on success, that could increase the production to between 40 and 60 MMcfe per day. A lot of it depends on hookups and timing of hookups. I think it would be better to say that instead of production will or could be 40 to 60 MMcfe per day, it would be more accurate to say that productive capacity would be expected to be 40 to 60 MMcfe per day. Whether it's on line by the end of the year remains to be seen.

Our Northern Rockies group was active as well. We took over operations on the Holmes well in our South Jonah project. We've stabilized production. We're getting lot of data out of that well that will help us evaluate further potential in that area. We also took over operations on the Steele well in our North Pinedale project area. We're selling production from that well, and again, that's providing additional data and further consolidating our acreage position in the North Pinedale project area.

We have active projects in the Mid-Continent. I suppose the most noteworthy one would be our activity in the Mountain Front area. We've got several projects underway there, incorporating a lot of seismic data, a lot of very complex structural geology, and we'll probably spud our first well in the Mountain Front sometime in the fourth quarter of this year.


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So, I think that about summarizes the financial and operating information. I think we've had a great quarter. Certainly, product prices being where they are creates a different dynamic throughout the industry. Fortunately, we were in a position where we've got so many different activities underway that we can take the cash flow that we've got and apply it to some very excellent project areas.

With that, I'd like to turn it over to all of you for questions and answers.

Operator: Thank you, gentlemen. Today's question and answer session will be conducted electronically. If you would like to ask a question today, simply press the star or asterisk key followed by the digit one on your telephone's keypad. We will proceed in the order that you signal us, and we will take as many questions as time permits. Once again, to ask a question today, please press star-one.

Our first question comes from John Selser of Lehman Brothers.

John Selser: Yes. Good afternoon. Looking at my model and the projected cash flow for next year, it looks like you're going to be generating some free cash, or, I guess that's my question. How do you see capital spending next year, or are you going to tie it into cash flow, or maybe apply some of that excess cash to debt? How do you see that, Nick?

Nick Sutton: We're going through that evaluation right now, John. I concur with your model that as we look out, subject to a lot things that could happen in product prices and successes out into the year, but if we look at it right now from a probabilistic standpoint and apply the current strip, we will be generating a substantial amount of EBITDAX. I think you know from prior discussions with us, we tend to moderate our activities. We feel that companies that swing their capital programs up and down dramatically tend to be under a lot of pressure, and often get less than optimal results. As we go through our process, we rank all of our projects. We look for cutoffs, we look for operational constraints and things of that nature. And I can say right now that we will not exceed our cash flow, and to the extent that we generate additional cash flow, it remains to be seen where we put it. But right now, I think that my personal cut is that we can significantly increase production, while still paying down a substantial amount of debt.

John Selser: Right. And looking at last year's reserve numbers, there were some revisions in there. I'm sure that some of that was due to price. How do you feel about those reserves, adding those back this year, or any other comments you might have on reserve replacement?

Nick Sutton: Let's turn that over to Ted Gazulis who, along with Dale Cantwell, and David Howell, and a number of other people who are very directly involved in that process.

Theodore Gazulis: Clearly, a significant component of the revision last year was due to pricing. We have not done our year-end engineering because it's not year-end, but we anticipate that the pricing related component will - I can't see any reason why that would not come back. That's what happens with pricing swings. As far as looking to what we have done that is new and different, I don't think we're in a position to really comment on that. We clearly have done a lot


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of activities in the D-J and elsewhere, and those will be reflected at year-end, but I don't think we can quantify that currently.

John Selser: OK. And one last one Nick, I might have missed it, but did you mention the Port Barre project? What is your status on that?

Nick Sutton: The Port Barre project is moving forward. No drilling results to announce.

John Selser: You still think we might spud that by the end of the year possibly?

Nick Sutton: Well, there are a number of different individual well projects down on Port Barre, and I would say that it's likely that we'll spud at least one of the prospects before the end of the year.

John Selser: OK. Great. Thanks.

Jim Duffy: Before we move on to the next question, let me just supplement real quickly, one of the things Nick said. This goes to the question, John, of cash flow relative to capex. If you look at our current quarter, the September quarter, which I think is indicative of where we see things going, we actually repaid $13 million worth of bank debt during the quarter, while we continued to fund our capital program out of cash flow. I think you know that we have nearly $50 million of availability under the line, and we'd like to see that grow as a result of additional repayments. But I think one thing that's really interesting to note, as we see what happens with debt repayments out of cash flow, is that a year ago, for 1998, we were looking at debt-to-EBITDAX of about 5.3 times, and right now we're looking at something in the 3.8 to 3.9 range, and that's for this year. It obviously continues to improve dramatically as we move into next year. So, one of the things that we've contemplated all along is that as we continue our production growth from our project activities, and funding these activities out of cash flow, we will generate excess cash flow, some of which may go to debt repayment. But whether it does or it doesn't, the debt-to-EBITDAX ratio is improving considerably, as we had anticipated.

John Selser: Thanks, Jim. Nice job.

Operator: Our next question will come from Tom Parker of Chase Securities.

Tom Parker: Hi. I was wondering if you could give us a little status update on bottlenecks in the D-J and where we stand. Can you spend a lot more there next year, given production constraints, or would you want to spend a lot more there next year?

Nick Sutton: Good question, Tom. I would say that we certainly can spend a lot more. The bottlenecks are something that we are working with to resolve on an ongoing basis, and we would expect to get those under control. So, we can spend significantly more on the D-J. I would say we will probably, as I look at sort of the crystal ball for 2000, be spending more on the D-J next year than we did this year.


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Tom Parker: I think last time, you discussed some projects that you guys were starting to engage on in terms of kind of eliminating some of the bottlenecks, including you guys looking at gathering. Are we kind of in the same place we were, or is there any progress there?

Nick Sutton: Right now we're still in the same place we were.

Tom Parker: OK. Thanks.

Operator: Our next question will come from Ellen Hannan of Bear Stearns.

Ellen Hannan: Good afternoon. Just a quick question, Nick, on the Devillier and the Big Creek wells that were drilled. Does what you found or didn't find there say anything about your inventory in the Gulf Coast?

Nick Sutton: I would say no, particularly as to the Devillier project area. We have a number of wells that we drilled there where we had somebody drill, and give us a promoted interest. And we've pretty much gone through the project area of Devillier, where we have some decent wells, and then the most recent one was a dry hole, and that pretty much wraps up Devillier. For Big Creek, I would say it doesn't really impact our project inventory. We have taken a very measured approach to each of these project areas, and where we have the bulk of our inventory is over in the various Hackberry project areas in south Louisiana, where we've got a lot of data to draw on, a lot of historical success that allows us to calibrate the seismic to the drilling results. Whereas Big Creek was more of a measured thing. We're taking what we've learned on those first two Yegua wells, and we're re-calibrating the seismic. But it does not really impact what we see as our inventory in the Gulf.

Ellen Hannan: Great, and just one other question while we're in the Gulf Coast. I had to hop off. I may have missed it, but I know you mentioned, or Jim mentioned, that you thought the potential existed for you to be producing 40 to 60 Mmcfe per day out of the Gulf Coast by the end of the year. Is this largely resting on the timing of well hookups, and what do you see is standing in your way there?

Nick Sutton: What we said was that we have about a half a dozen wells that are waiting on hookup. When added to the 23.4 MMcfe per day we produced during the third quarter, those six wells would take us more to the 35 to 40 Mmcfe per day, and then the jump to the 40 to 60 Mmcfe per day depends on the results and hookup schedules and success of fourth quarter activities.

Ellen Hannan: One final quick question. Are you seeing any pressure on day rates or service costs for this area yet?

Nick Sutton: Not to my knowledge.

Ellen Hannan: Great. Thank you very much.


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Operator: Just a reminder. If you have a question today, please press star-one on your telephone.

Our next question will come from Glori Holtzman-Graziano of SG Cowen.

Glori Holtzman-Graziano: It's Glori Holtzman-Graziano of SG Cowen.

Two questions. One is with regard to the free cash flow you're anticipating in the year 2000. Could you update us as to what your current thoughts are with regard to acquisition-related activity? And the second question is, a little bit of guidance on your run-rate for G&A.

Nick Sutton: OK. In terms of acquisition activity, of course, we are always - this sounds like such a platitude, but you know, we're always looking at acquisition potential. One of the things, for example, that we're kicking off in the D-J is an effort to take out all the small working and royalty interest owners, and that's a type of an acquisition. But as a general matter, while we never say never, I don't see acquisitions being very high on our list. We think the best time to acquire is when product prices are down, not when product prices are very robust. And so I would not anticipate that we will earmark any of our cash flow through acquisitions per se, again with the caveat that we never say never.

In terms of the run rate of the G&A, I'm not sure what you're looking for.

Glori Holtzman-Graziano: I guess I was a little surprised at looking at third quarter level relative to second quarter, and I was just wondering if the third quarter is sort of a good benchmark to use going forward?

Jim Duffy: Yes, we see the absolute level next year coming up somewhat, obviously, as our production continues to grow. But the current rate for the third quarter is probably a pretty good indication of where we will be as we go into next year. Quarter to quarter we see some ups and downs. But certainly, if you take the nine month rate to date, that's, I think, going to be very indicative of where we'll be going forward.

Glori Holtzman-Graziano: Thank you.

Operator: As a reminder, if you have a question today, please press star-one on your touch-tone telephone. We have a question from Jeff Robertson of Salomon Smith Barney

Jeff Robertson: Good afternoon. Nick, could you talk a little bit about the production performance, now that you've got a little bit of history on some of these Gulf Coast wells, and how they're tracking, as well as the original expectations?

Nick Sutton: Yes, but I think I'd rather turn that over to Tony Church or Wayne Williams, who live with those wells on a daily basis. But, overall, I don't think we're seeing anything unexpected. But Tony, why don't you jump in and give us your feedback.

Tony Church: Sure.  Hi, Jeff. How you doing?


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Jeff Robertson: Hey, Tony.

Tony Church: Yes, at this point we don't have any feedback, either way, frankly. The well performance looks right in line in general with what they test at, and what one would expect them to come on. Our intent has been to pull them relatively aggressively to maximize the PV value on these things. But at this stage of the game, we don't see anything to cause us to change our model.

Jeff Robertson: OK. Thanks.

Operator: The next question comes from Philip Kehl of Morgan Stanley.

Philip Kehl: Yes. Hi. Good afternoon. It's Phil Kehl. Nick, I'm just wondering about this exchange you did with Patina. Did that just kind of clean up all the easy stuff with Patina, or is there anything else that you could do with them, in terms of getting some of these orphan wells back to their natural parents?

Nick Sutton: I would say that it wouldn't be doing it any justice to say that it just sort of picked off the easy things. Our staff, principally George Solich in the A&D group, Greg Way, Ken Ortmann, really scrubbed the database very carefully, and worked very closely with the Patina people. So, I would not classify that as just picking off the easy orphans. Nonetheless, I think there's room for ongoing working together to maximize the efficiency in the D-J.

Philip Kehl: Do you have an ongoing dialogue with Patina?

Nick Sutton: Oh yes. Both of us are in the Denver community from a field standpoint, and from management's standpoint, there's just ongoing dialogue interaction.

Philip Kehl: OK. Thanks.

Nick Sutton: Sure.

Operator: If you have a question today, please press star-one. We'll pause for just a moment. Mr. Sutton, it appears that we have no further questions at this time. I'll turn the conference back over to you.

Nick Sutton: Thank you very much. Again, we appreciate everybody participating in this call. We know that time is precious. We think we had great quarter. We think we're going to have a great fourth quarter, and we're very excited about how 2000 is stacking up. As always, if you have any questions, give us a call, and we'll be happy to make sure that you've got all the information you need in order to run your models and make informed decisions.

Again, thank you very much.


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Operator: That concludes today's conference call. Thank you, everyone, for your participation.


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